UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

420 Lexington Avenue, New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 25, 2006, Advanced Communications Technologies, Inc. (the “Company”) entered into employment agreements with John E. Donahue and Steven J. Miller pursuant to which Mr. Donahue will serve as the Company’s Chief Financial Officer and Mr. Miller will serve as the Company’s Chief Operating Officer. On that date, Mr. Donahue was also appointed the Company’s Assistant Secretary. Mr. Donahue replaces Wayne I. Danson, who has served as the Company’s Chief Financial Officer since December 1999. Mr. Danson is the Company’s President and Chief Executive Officer.

Under the employment agreements, Mr. Donahue will receive a base salary of $250,000 in the first and second years of employment and a base salary of $275,000 in the optional year, if any. Mr. Miller will receive a base salary of $175,000 in the first year of employment, $200,000 in the second year and $225,000 in the optional year, if any. The remaining terms of the employment agreements of Mr. Donahue and Mr. Miller are identical and are as follows:

•
Each employment agreement is effective as of September 25, 2006 and expires on the second anniversary thereof unless terminated earlier in accordance with its terms. The Company has the option to retain each executive for an additional one-year period.

•	At the request of the Company’s Board of Directors, each executive will serve as a director or officer of any subsidiary of the Company without additional compensation.

•
Each executive will receive an award of 50,000,000 restricted shares of common stock, no par value, of the Company, priced at the closing price per share as of the date of grant, of which (i) 10,000,000 shares shall be vested immediately upon September 25, 2006, (ii) 15,000,000 shares will fully vest on September 26, 2007, and (iii) 25,000,000 shares will fully vest on September 26, 2008; provided, as to each vesting tranche, that the executive is then employed by the Company; and provided further that the number of such shares shall be adjusted accordingly for stock splits, reverse stock splits and other recapitalizations effected by the Company.

•
For each fiscal year or portion therefore during the term of each employment agreement, the Company may pay to each executive an annual performance bonus, in cash, options to purchase shares of common stock and/or restricted shares of common stock, in an amount determined at the sole discretion of the Compensation Committee. In addition, the Company may grant cash bonuses, options to purchase shares of common stock and/or restricted shares of common stock to each executive, with a vesting schedule and other terms established by the Compensation Committee, in its sole discretion.

•	The Company is obligated to provide a $1,000,000 term life insurance policy on each executive and to insure each executive under a $2,000,000 key man life insurance policy.

•
Each employment agreement contains restrictive covenants prohibiting the executive from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of two years after termination or the end of the employment term.

•
The Company may terminate each employment agreement for “cause” as defined therein or in the event that the respective executive becomes “Permanently Disabled” as defined therein. Each executive may terminate his agreement for “Good Reason” as defined therein. Each employment agreement automatically terminates upon the respective executive’s death.

•
In the event that the Company terminates the executive’s employment without cause, the Company will pay to the executive (i) any accrued base salary and reimbursement for business expenses incurred prior to the termination date and any accrued unpaid bonus for the current and prior fiscal years (the “Accrued Payments”) and (ii) a severance payment equal to the additional amount of base salary which would have been payable to the executive during the six-month period immediately following the termination date (the “Severance Payment”), which Severance Payment will be payable in cash to the executive in a lump sum no later than 30 days after the termination date; notwithstanding the foregoing, if such Severance Payment exceeds the exempt amount under Section 409A of the Internal Revenue Code (the “Code”) for an involuntary separation pay arrangement, any amount in excess of the exempt amount for involuntary separation pay arrangements will be paid to the executive in a lump sum on the first business day of the seventh month following the termination date. If it is determined that the payment of the amount in excess of the exempt amount in this manner nonetheless violates Code Section 409A, then such provision shall be deemed void and all such Severance Payments will be paid to the executive in a lump sum on the first business day of the seventh month following the termination date.

•
In the event that the executive terminates the employment agreement for Good Reason, the Company will pay the executive the Accrued Payments and the Severance Payments in a lump-sum on the first business day of the seventh month following the termination date.

•
In the event that (i) within three months prior to a “Change in Control” (as defined in the employment agreement), the Company terminates the agreement without cause (including the Company’s refusal or failure to exercise the option period), or (ii) within three months prior to, or twelve months following a Change in Control, the executive terminates the agreement with Good Reason due to (a) a reduction in base salary or (b) the Company is a party to a merger or consolidation in which it is not the surviving entity, and the surviving or new entity does not undertake to assume and perform the Company’s obligations under the agreement, the Severance Payment will be increased to an amount which, when added to the base salary paid to the executive from the date of Change of Control to the termination date, if any, equals 299% of the amount of base salary which would have been payable to the executive during the twelve-month period immediately following the termination date (the “Change in Control Benefit”). In addition, upon such a termination, all unvested stock options or stock awards held by the executive shall immediately become accelerated and vested. Any payment due in the foregoing events shall be paid in a lump sum on the first business day of the seventh month following the last to occur of the termination or Change in Control.

•
In the event that within twelve months following a Change in Control, the Company terminates the employment agreement without cause (including the Company’s refusal or failure to exercise the option period), the Severance Payment shall be increased to an amount which equals the Change in Control Benefit. Any payment due in such event will be paid in a lump sum no later than 30 days following the termination. In addition, upon such a termination, all unvested stock options or stock awards held by the executive shall immediately become accelerated and vested.

Mr. Donahue served as a director of Pacific Magtron International Corp. (“PMIC”), a majority-owned subsidiary of the Company, and certain of PMIC’s subsidiaries, until September 18, 2006. As reported on PMIC’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 12, 2005, PMIC and its wholly-owned subsidiaries Pacific Magtron, Inc. (“PMI”), Pacific Magtron (GA), Inc. (“PMIGA”), and LiveWarehouse, Inc. (“LW”) filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. As reported on PMIC’s Current Reports on Form 8-K filed with the SEC on August 16, 2006 and September 22, 2006, the United States Bankruptcy Court for the District of Nevada entered an order confirming the plans of reorganization of PMIC and LW on August 11, 2006, pursuant to which Herborium, Inc. was merged with and into LW on September 18, 2006, with Herborium being the surviving corporation and PMIC’s only business now being that of Herborium (research, development and marketing of botanical supplements). The plans of reorganization of PMI and PMIGA were confirmed by the court on January 30, 2006 as disclosed in PMIC’s Current Report on Form 8-K filed with the SEC on February 3, 2006.

On September 15, 2006, Mr. Donahue resigned as Vice President and Chief Financial Officer of Online Benefits, Inc. a privately-held HR solutions company that provides Internet-based applications for administering, communicating and presenting HR related information and data. Mr. Donahue served in this position since August 1999. Prior to that time, he served as Executive Vice President and Chief Financial Officer of Lead America, a marketer of insurance products to customers of financial institutions, Managing Director of Oxbridge Incorporated, a boutique investment banking firm, Chief Financial Officer at Mast Resources Inc., a merchant bank, and Chief Financial Officer at Catalyst Energy Corp, a NYSE-listed independent power producer. Mr. Donahue was with Price Waterhouse from September 1972 until March 1985, including serving as a Senior Audit Manager. Mr. Donahue holds a B.A. in Economics from Holy Cross College and an MBA from Rutgers University.

Prior to his appointment as the Company’s Chief Operating Officer, Mr. Miller held the position of Senior Director, Service Operations, of N.E.W. Customer Service Companies Inc., a leading provider of extended service plans, buyer protection services and product support for businesses and consumers. In that position since 1998, Mr. Miller was responsible for the service and claims division and managed $400 million in annual claims payments. He was redesigned the company’s reverse logistics and salvage group from a $785,000 cost center into a $1.3 million profit center through the use of multiple vendors’ data integration and process automation. From 1994 to 1998, Mr. Miller held the position of Director or North American Service Operations with Sharp Electronics of North America, where he was responsible for all North American parts distribution, board level repairs, reverse logistics, and product refurbishment operations at Sharp’s headquarters in Romeoville, IL. From 1982 to 1992, Mr. Miller managed several large market locations for General Electric/RCA where he was an Area Manager for GE Consumer Services. Those locations were responsible for shop and field service as well as parts inventory and parts sales. While at GE, Mr. Miller graduated from GE’s Crotonville School of Management and was a member of the service division’s consolidation team. Mr. Miller is a member of the Board of Directors for NESDA (National Servicing Dealers Association of America). He graduated cum laude from Detroit Institute of Technology in 1981.

Item 8.01    Other Events.

A copy of the press release issued by the Company announcing the hiring of Messrs. Donahue and Miller is furnished with this Current Report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.23	Employment Agreement entered into on September 25, 2006 by and between Advanced Communications Technologies, Inc. and John E. Donahue

10.24	Employment Agreement entered into on September 25, 2006 by and between Advanced Communications Technologies, Inc. and Steven J. Miller

99.1	Press Release issued by Advanced Communications Technologies, Inc. on September 25, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Date: September 28, 2006	By:	/s/ Wayne I. Danson
President and Chief Executive Officer
(principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description
10.23	Employment Agreement entered into on September 25, 2006 by and between Advanced Communications Technologies, Inc. and John E. Donahue

10.24	Employment Agreement entered into on September 25, 2006 by and between Advanced Communications Technologies, Inc. and Steven J. Miller

99.1	Press Release issued by Advanced Communications Technologies, Inc. on September 25, 2006